Exhibit 97.1

Benchmark electronics, inc.

Clawback Policy

The Board of Directors of Benchmark Electronics, Inc. (the “Board”) has determined that it is in the best interests of Benchmark Electronics, Inc. (the “Company”) and its shareholders to adopt this Clawback Policy (the “Policy”). In addition to any amounts that are to be recovered on behalf of the Company by the Securities and Exchange Commission pursuant to Section 304 of the Sarbanes-Oxley Act, this Policy enables the Company to recover the amount of Incentive Compensation (as defined below) paid to certain Covered Individuals (as defined below) in the instances described below. This Policy is effective as of August 15, 2023 (the “Effective Date”) and shall supersede and replace any prior similar clawback or recoupment policies adopted by the Company. Each Covered Individual shall be required to execute the acknowledgement in Appendix A of this Policy as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as an Covered Individual; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.

1. Administration; Interpretation. The Human Capital and Compensation Committee of the Board (“HCCC”) shall have sole and express authority to interpret and administer this Policy. All determinations made by the HCCC, in the good faith exercise of its discretion, shall be final and binding on all affected Covered Individuals (as defined below). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (“SEC”), and Section 303A.14 of the NYSE Listed Company Manual (the “NYSE Clawback Rules”) and this Policy shall be interpreted, to the greatest extent possible, consistent with such intent. To the extent that any provision of this Policy is inconsistent with applicable law or the attendant regulations, in each case as then in effect, the HCCC shall administer this Policy to comply with the law or regulations then in effect.

2. Covered Individual. A “Covered Individual” means any individual who is currently or was formerly considered by the Company to be: (i) a Section 16 officer of the Company within the meaning of Section 16 of the Exchange Act and Rule 16a-1(f) promulgated thereunder; (ii) the Company’s president, principal financial officer, principal accounting officer (or if there is no such person, the controller), any vice-president in charge of a principal business unit, division, or function, or any other officer who performs a policy making function for the Company; and (iii) any other individual who may from time to time be designated in writing to be subject to this Policy by the HCCC. An individual shall be considered a Covered Individual without regard to whether the individual was an employee of the Company at the time of the act or event that triggered a recovery under this Policy.

3. Incentive Compensation. “Incentive Compensation” means and includes, but is not limited to, annual bonuses and other short-term and long-term cash incentives (including commissions), stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units or any other equity-based compensation or synthetic equity-based compensation, provided, that in each case such compensation is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). Incentive Compensation also shall include any other plan, program or agreement that expressly incorporates or references the provisions of this Policy. For the avoidance of doubt, Incentive Compensation only includes amounts received after an individual becomes a Covered Individual.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

4. Recovery of Erroneously Awarded Incentive Compensation. The Company is required to recover Incentive Compensation from any Covered Individual in the following instances (except where the HCCC determines that recovery would be impracticable):

(a) If the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirements under the securities laws. This includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For this purpose, the date that the Company is required to prepare an accounting restatement is the first to occur of: (i) the date the Company’s HCCC concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement (or if HCCC action is not required, the date the Company’s officers conclude, or reasonably should have concluded, the Company is required to prepare an accounting restatement); or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

5. Amount of Recovery. The amount of Incentive Compensation that is to be recovered pursuant to this Policy shall be determined by reference to the following:

(a) With respect to an occurrence satisfying the requirements set out in Section 4(a) of this Policy, the amount subject to recovery (“Erroneously Awarded Compensation”) is the amount of Incentive Compensation received during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (and such amount must be calculated without regard to any taxes paid). If the Erroneously Awarded Compensation amount cannot be determined based on a calculation directly from the information in the accounting restatement, then the Erroneously Awarded Compensation amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received and the Company must document and maintain its determination of that reasonable estimate and provide such documentation to the NYSE.

6. Method of Recovery. The HCCC will determine, in its sole discretion, the method for recovering Incentive Compensation pursuant to the terms of this Policy, which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards (including, without limitation, requiring the return of common stock);

(c) offsetting the amount to be recovered against any Incentive Compensation otherwise owed by the Company to the Covered Individual, except to the extent that such an offset violates the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, or applicable regulations;

(d) cancelling outstanding vested or unvested equity awards; and/or

(e) taking any other remedial and recovery action permitted by law, as determined by the HCCC.

7. No Indemnification. The Company shall not indemnify or provide indemnification insurance to any Covered Individual against the clawback of any Incentive Compensation recovered pursuant to the terms of this Policy.

8. Successors. This Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators or other legal representatives.

10. Other Remedies. This Policy shall not restrict the rights of the Company or of the HCCC to take any other actions or to pursue any other remedies deemed appropriate under the circumstances and pursuant to applicable law.

11. Amendment and Termination. The HCCC may amend this Policy in its sole discretion from time to time and for any reason, including to comply with the requirements of any applicable law, rule, or regulation including the NYSE Clawback Rules. The HCCC may terminate this Policy at any time, as permitted by law and NYSE rules.

12. Other Recovery Rights. The HCCC intends that this Policy will be applied to the fullest extent of the law. The HCCC may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

13. Disclosure. The Company will comply with all applicable securities laws, rules and regulations, including SEC and NYSE Clawback Rules disclosure requirements regarding executive compensation. The Company may also, but is not obligated to, provide additional disclosure beyond that required by applicable law when the Company deems it to be appropriate and determines that such disclosure is in the best interests of the Company and its stockholders. This Policy shall be filed as an exhibit to the Company’s Annual Report on Form 10‑K.

APPENDIX A

ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Policy to which this acknowledgement is appended, and (ii) will abide by the terms of this Policy, including by returning Erroneously Awarded Compensation pursuant to whatever method the HCCC determines is advisable to achieve reasonably prompt recovery of such Erroneously Awarded Compensation, as prescribed under the Policy.

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